AMENDMENT NO. 2 TO
PARTICIPATION AGREEMENT
THIS AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT (the "Amendment") dated March 7, 2019 by and among Putnam Variable Trust (the "Trust"), Putnam Retail Management Limited Partnership (f/k/a Putnam Retail Management, Inc.) (the "Underwriter") and Horace Mann Life Insurance Company (the "Company").
WHEREAS, the Trust, Underwriter and Company entered into that certain Participation Agreement dated as of August 1, 2000, as amended March 2, 2002 (the "Agreement"); Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement; and
WHEREAS, the Trust, the Underwriter and the Company wish to amend Schedule B to the Agreement.
NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Trust, the Underwriter and the Company hereby acknowledge and agree as follows:
1.
Schedule B to the Participation Agreement is hereby amended and restated in accordance with the Amended and Restated Schedule B attached hereto.
2.
Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.
IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers or authorized representatives as of the day and year first above written.
PUTNAM VARIABLE TRUST	PUTNAM RETAIL MANAGEMENT LIMITED PARTNERSHIP
By: /s/ Michael Higgins	By: /s/ Mark L. Coneeney
Name: Michael Higgins Title: Fund Treasurer	Name: Mark L. Coneeney Title: Head of Rel. Management

HORACE MANN LIFE INSURANCE COMPANY
By: /s/ Bret Benham
Name: Bret Benham Title: EVP, Life & Retirement
AMENDED AND RESTATED SCHEDULE B
Authorized Fund(s)
Authorized Funds
All Putnam VT Funds Class IA
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